CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 24, 2026, relating to the financial statements and financial highlights of DF Dent Premier Growth Fund, DF Dent Midcap Growth Fund, and DF Dent Small Cap Growth Fund, each a series of Forum Funds, which are included in Form N-CSR for the year ended June 30, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Fund Service Providers” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania
October 21, 2026